COMPANY CONFIDENTIAL

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS  EXECUTIVE  EMPLOYMENT  AGREEMENT  (the  "Agreement")  is made and entered into this June 9, 2000 (the "Effective Date"), by and between WordCruncher Internet Technologies, Inc. (dba Logio, Inc.), a Nevada corporation, with a principal office at 405 East 12450 South, Suite B, Draper, Utah 84020 ("Company"), and Thomas R. Eldredge ("Employee").

                                    RECITALS

         1. Company is engaged in the process of developing, manufacturing and marketing internet technologies and other products and services.

         2. Employee's title will be Senior Vice President and Chief Financial Officer. Employee will also act as Corporate Secretary.

         3. In consideration of the benefits of new or continued employment by Company, as well as other good and valuable consideration set forth herein, Employee agrees to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto intending to be legally bound, hereby agree as follows:

         1. DEFINITIONS. The following terms shall have the definitions stated below:

         a.       Cause - shall mean Employee's termination only upon:

                  i. Employee's continued violations of Employee's obligations which are demonstrably willful or deliberate on Employee's part after there has been delivered to Employee a written demand for performance from Company which describes the basis for Company's belief that Employee has not substantially performed his or her duties;

                  ii.  Employee's   engaging  in  willful  misconduct  which  is
injurious to Company or its affiliates;

                  iii. Employee's committing a felony, an act of fraud against or the misappropriation of property belonging to Company or its affiliates;

                  iv. Employee's breaching, in any material respect, the terms of this Agreement or any confidentiality or proprietary information agreement between Employee and Company; or

                  v. A determination by Company, acting in good faith upon information then available to Company, that Employee has committed a material violation of the standards of employee conduct, which standards may be altered from time to time by Company, as defined in the most current version of Company's Employee Handbook.

         b.       Change of Control shall be deemed to have occurred if:
                  -----------------

                  i. Company sells or otherwise disposes of all or substantially all of its assets;

                  ii. There is a merger or consolidation of Company with any other corporation or corporations, provided that the shareholders of Company, as a group, do not hold, immediately after such event, at least 50% of the voting power of the surviving or successor corporation;

                  iii. Any person or entity, including any "person" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the "beneficial owner" (as defined in the Exchange
Act) of Common Stock of Company representing 50% or more of the combined voting power of the voting securities of Company (exclusive of persons who are now officers or directors of Company).

         c.       Code shall mean the Internal Revenue Code of 1986, as amended.
                  ----

         d.       Restricted Business - shall mean:
                  -------------------

                  i. The design, development, manufacture, marketing or support of internet search technology, related services, or any other software products of the type designed, developed, manufactured, sold or supported by Company or as proposed to be designed, developed, manufactured, sold or supported by Company pursuant to a development project which is actually being pursued during the Term of this Agreement; and

                   ii. Any business which competes directly or indirectly with the products or services of Company.

         e. Restricted Territory shall mean the geographies within the United States, European Community, and Canada.

         f.       Term - shall have the meaning set forth in Section 2.a.
                  ----

2.       EMPLOYMENT AND TERM.
         -------------------

         a. This Agreement shall commence as of the Effective Date and shall terminate two (2) years from the Effective Date, unless sooner terminated in the event of termination of Employee's employment with Company or other wise in accordance with the provisions hereof (hereinafter referred to as the "Term" or "Term of this Agreement").

         b.  Notwithstanding the foregoing,  during the Term hereof, and subject
to  other  provisions  set  forth  herein,   Company  may  terminate  Employee's
employment for Cause or without Cause.

         c. If Employee's employment is terminated for Cause or if Employee resigns his or her employment, no compensation or severance payments or other payments will be p aid or provided to Employee pursuant to this Agreement for the period following the date when such a termination of employment is effective. Any commissions or other forms of incentive pay that the employee has earned prior to the date of termination would be due and payable upon termination.

         d. If Company  terminates  Employee's  employment other than for Cause:
(i) Employee shall be entitled to receive a severance payment from Company in an amount equal to 90 days of Employee's base salary plus the maximum amount of incentive pay Employee could have earned during that 90 day period according to the pay schedule in effect at the time of termination, and (ii) Company agrees to accelerate the vesting of Employee's stock options which would have vested through the expiration of this agreement. The payments outlined in Section 2.d.i. shall be payable in three (3) equal monthly installments and are expressly subject to the conditions set forth in Section 3. Any commissions or other forms of incentive pay that the employee had earned prior to the date of termination would also be due and payable upon termination.

         e. At the Effective Date of this Agreement, Employee's job title shall be as specified in the attached Exhibit A.

         f. From the Effective Date of this Agreement and continuing until such amount shall be changed by Company, or until termination of this Agreement, Company will pay Employee according to the annual base salary set forth in Exhibit A. The parties agree that the annual basis salary set forth in Exhibit A shall be reviewed not less often than annually. Company shall pay Employee in installments in accordance with Company's standard payroll practices.

         g. In addition to Employee's base salary, Employee will be entitled to earn bonus compensation at the discretion of the compensation committee of the Board of Directors as set forth in Exhibit A.

         h. Employee will be entitled to receive Company's employee benefits made available to other employees and officers to the full extent of Employee's eligibility therefor. During Employee's employment, Employee shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plans of Company that are available to other comparable employees. Participation in any such plan shall be consistent with Employee's rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.

         i. Employee is subject to the Company policies set forth in the most current version of the Employee Handbook (if any), which policies may be altered from time to time by Company. In the event provisions of this Agreement are in conflict with the Employee Handbook, the provisions of this Agreement shall govern.

3. WAIVER. As a condition of receiving severance or other termination benefits under this Agreement, Employee must sign a general waiver and release in a form provided by the Company.

4. EMPLOYEE RESPONSIBILITIES. During the Term of this Agreement, Employee agrees to devote his or her business time, skill and attention to his or her duties and to performing them faithfully, diligently and competently, using his or her best efforts to further the business of Company. Employee agrees to perform such responsibilities and duties as may be required by Company from time to time.

5.       COVENANTS NOT TO COMPETE AND NOT TO SOLICIT.
         -------------------------------------------

         a. Employee shall not du ring the Term of this Agreement and for a period of one (1) year thereafter, directly or indirectly, engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business in a Restricted Territory without the prior written consent of Company. It is agreed that ownership of (i) no more than .5% of the outstanding voting stock of a publicly traded corporation, or (ii) any stock presently owned by Employee, shall not constitute a violation of this provision.

         b. Employee agrees that for a period of one (1) year after the termination of this Agreement, Employee shall not:

                   i. Solicit, encourage, or take any other action which is intended to induce any other employee of Company to terminate his or her employment with Company; or

                   ii.   Interfere  in  any  manner  with  the   contractual  or
employment relationship between Company and any employee of Company.

         The foregoing shall not prohibit Employee or any entity with which Employee may be affiliated from hiring a former employee of Company; provided that such hiring results exclusively from such former employee's affirmative response to a general recruitment efforts.

         c. The parties intend that the covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city and state or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in said paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

         d. In the event that the provisions of this Section 5 should ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

6. REASONABLENESS OF COVENANTS. Employee represents that he or she: (a) is familiar with the covenants not to compete and not to solicit, and (b) is fully aware of and acknowledges h is or her obligations hereunder, including without limitation the reasonableness of the length of time and scope of these covenants. Employee acknowledges that breach of Employee" covenants not to compete and not to solicit in Section 5 would cause irreparable injury to Company, and agrees that in the event of such breach Company shall be entitled to seek injunctive relief under applicable law without the necessity of proving actual damages.

7. COMPANY AGREEMENTS. Employee has previously signed or will sign Company's Intellectual Property Agreement as well as Company's Conflicts Disclosure Form, and Employee agrees to execute and provide such other reasonable documentation as Company may require. As a further condition of employment, Employee must comply with Company's reasonable requests to execute anew the aforementioned Company Agreements and provide Company with updated documentation with those Company Agreements.

8. CHANGE OF CONTROL. In the event that Employee's employment with Company is terminated without Cause following a Change of Control:

         a. Employee shall receive a severance payment in an amount equal to one
(1) times Employee's rate of annual base salary at the time of termination;

         b. Company agrees to accelerate the vesting of that portion of Employee's stock options, if any, which would have vested after the date of Employee's termination.

         c. The  payments set forth in sections  8.a.  shall be payable in three
(3) equal monthly installments.

         Termination of employment without Cause shall be presumed to be "following a Change of Control" if it takes place at any time within two (2) months before or one (1) years after a Change of Control.

9. AT-WILL EMPLOYMENT. Company and Employee acknowledge that Employee's employment is and shall continue to be at-will, as defined under applicable law. If Employee's employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or other written Company benefit plans.

10. BEST PAYMENT PROVISION. In the event that any payment or benefit received or to be received by Employee upon a Change of Control would result in all or a portion of such payment to be subject to excise tax under Section 4999 of the Internal Revenue Code, then the Employee's payment shall be either (i) the full payment or (ii) such lesser amount which would result in no portion of the payment being subject to excise tax under Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the excise tax imposed by Section 4999 of the Internal Revenue Code, results in the receipt by Employee, on an after-tax-basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under
Section 4999 of the Internal Revenue Code. All determinations required to be made under this Section 10 shall be made by a CPA at Price Waterhouse or any other nationally recognized accounting firm which is Company's outside auditor at the time of such determination, which firm must be reasonably acceptable to Employee (the "Accounting Firm"). Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to Company and Employee. Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling Employee to a payment under this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by Company. The Accounting Firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Internal Revenue Code).

11.      DISABILITY OR DEATH.
         -------------------

         If Employee's employment terminates by reason of the Employee's death or total and permanent disability (as defined in Section 22(e)(3) of the Code), then such termination shall be treated as if it were a termination without Cause.

12. AMOUNTS PAYABLE SUBJECT TO WITHHOLDING. Any amounts payable hereunder, including any amounts to be paid in the event of a termination without Cause or a Constructive termination, shall be subject to applicable tax withholding.

13.      REMEDIES UPON DEFAULT.
         ---------------------

         If either party to this Agreement shall be prevented from curing a default or breach hereunder within the time periods set forth, by cause or causes beyond its control, such a labor disputes, civil commotion, war, government regulations or controls, casualty, inability to obtain materials or service, or acts of God, such defaulting party shall be excused from performance for the period of the delay and for a reasonable time thereafter in which to cure such default.

14. ARBITRATION. Any claim dispute or controversy arising out of this Agreement, the interpretation, validity of enforceability of this agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association in Salt Lake City, Utah; provided, however, that this arbitration provision shall not preclude Company from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuses or misappropriation of Company's trade secrets or confidential and proprietary information. Arbitrators shall award costs and fees, including reasonable attorneys' fees, to the prevailing party, or they shall be free to apportion costs and fees as they deem reasonable under the circumstances.

15. INTEGRATION. This Agreement, including the documents referenced in section 7 of this Agreement, sets forth the entire understanding of the parties hereto with respect to the subject matter her eof and supersedes all previous communications, negotiations and agreements among the parties, whether written or oral. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto. Termination of this Agreement shall not terminate the documents referenced in Section 7 of this Agreement.

16. SUCCESSORS. Company shall require any successor or assignee, in connection with any sale, transfer or other disposition of all or substantially all of Company's assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform Company's obligations under this Agreement in the same manner and to the same extent that Company would be required to perform if no such succession or assignment had taken place.

17. SURVIVAL OF TERMS. The terms of this Agreement shall survive Employee's termination of employment with Company.

18. SEVERABILITY. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

19. NOTICES. Any notice pursuant to the Agreement shall be deemed validly given or served if given in writing and delivered personally or ten (10) calendar days after being sent by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to Company in writing. In the case of Company, mailed notices shall be addressed to the attention of Company's President or CEO, with a copy directed to the attention of Company's General Counsel.

20. TITLE AND CAPTIONS. Section titles or captions to this Agreement are for convenience only and shall not be deemed part of this Agreement or in no way define, limit, augment, extend, or describe the scope, content, or intent of any part or part of parts of this Agreement.

21. PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine, or neuter forms and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. Each of the foregoing genders and plurals is understood to refer to a corporation, partnership, or other legal entity when the context so requires.

22. FURTHER ACTION. The parties shall execute and deliver all documents or instruments, provide all information, and take or forebear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

23. APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Utah.

24. WAIVER. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, agreement, term, or condition. Any party may, by notice delivered in the manner provided in this Agreement, but shall be under no obligation to, waive any of its rights or any conditions to its obligations hereunder, or any duty, obligation or covenant of the other party. No waiver shall affect or alter the remainder of this Agreement but each and every other covenant, agreement, term, and condition hereof shall continue in force and effect with respect to any other then existing or subsequently occurring breach.

25. EXHIBITS. All Exhibits annexed to this Agreement and any documents to be delivered herewith are expressly made a part of this Agreement as fully as though completely set forth herein.

26. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

27. EMPLOYEE ACKNOWLEDGMENT. Employee acknowledges that before signing this Agreement, Employee was given an opportunity to read it, evaluate it, and consult with an attorney and other personal advisors.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WordCruncher Internet Technologies, Inc.


Name:  Kenneth W. Bell

Signature:  /s/ Kenneth W. Bell
          -------------------------

Title:  CEO, President

Date:    6/9/2000
     ------------------------------


Employee:  Thomas R. Eldredge

Signature: /s/ Thomas R. Eldredge
          -------------------------

Title:  Senior Vice President, CFO

Date:     6/9/2000
     ------------------------------

                                    EXHIBIT A

                              EMPLOYEE INFORMATION

Employee Name:             Thomas R. Eldredge

Employee Title:            Senior Vice President, CFO

Annual Base Salary:                 $85,000
         Employee salary will be reviewed on the 180th day of employment for the purpose of assessing an increase. Such an increase is at the discretion of executive management, as recommended to the compensation committee of the Board of Directors. Employee salary will be reviewed further each year on Employee's anniversary date for such increases at the discretion of executive management, as recommended to the compensation committee of the Board of Directors.

Bonus Incentive:
         Employee will have the opportunity to achieve Bonuses,  as set forth in
         Section 2.g. at the discretion of executive management, as recommended to the compensation committee of the Board of Directors, based on performance.

Stock:
         On the date of original employment, prior to the execution of this Agreement, Employee was granted options on 80,000 shares of WCTI common stock at an exercise price of $4.79 per share. The exercise price is an amount equal to 75% of the closing bid price of WCTI common stock on April 3, 2000, or the date of grant. Those options vest as follows:
         2,000 options vested on the date of grant, another 3,000 options vested at 90th day of employment, another 25,000 options vest on the anniversary date of the first year of employment, another 25,000 options vest on the anniversary date of the second year of employment and the final 25,000 options in this grant vest on the anniversary date of the third year of employment.

         An additional 50,000 options, each to purchase one share of WCTI common stock, was granted to Employee in conjunction with this agreement. The exercise price of the options granted is $1.44 which represents the closing b id price of WCTI common stock on June 9, 2000, or the date of grant. Those options vest as follows: 12,500 options vest on each 180th day of employment for two years following the grant date.

Additional Terms:

          -    Company  will   reimburse   or  pay   Employee   for   reasonable
               pre-approved office and travel.

          - Company will cover Employee's health insurance premiums in accordance with Company policy.

          - Employee will be entitled to fifteen (15) days of vacation annually, which will be accrued in accordance with Company's policies.

          - Company will provide Employee a cell phone allowance in the amount of $50.00 per month.

          - If for reasons other than for Cause, Company does not elect to extend this contract after the first two years, Company agrees to accelerate the vesting of Employee's stock options, which would have vested on Employee's third anniversary date.